Exhibit 10.1

FORM OF TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

NOTICE OF TIME-BASED RESTRICTED STOCK UNIT AWARD

Participant Name: ###PARTICIPANT_NAME###

Grant Name: ###GRANT_NAME###

Grant Date: ###GRANT_DATE###

Grant Type: ###DICTIONARY_AWARD_NAME###

Quantity: ###TOTAL_AWARDS###

Vest Schedule: ###VEST_SCHEDULE_TABLE###

By accepting this Restricted Stock Unit Award, by means of execution and delivery of the accompanying Restricted Stock Unit Award Agreement (the “Award Agreement”) you hereby:

(A)Acknowledge that you have received a copy of (1) Ryman Hospitality Properties, Inc.’s Code of Business Conduct and Ethics (attached as Exhibit A to the Award Agreement), (2) Ryman’s Statement of Company Policy Regarding Insider Trading (attached as Exhibit B to the Award Agreement), and (3) if applicable to you, Ryman’s Statement of Company Policy Regarding Special Trading Procedures (attached as Exhibit C to the Award Agreement); and

(B)Certify that you have read, understand and will comply with the policies and procedures set forth in such documents, and acknowledge your understanding that your failure to comply with these policies can be a basis for termination of your employment with Ryman.

[Award Agreement follows]

Ryman Hospitality Properties, Inc. - 2016 Omnibus Incentive Plan

2023 TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Time-Based Restricted Stock Unit Award Agreement (the “Agreement”) is made as of ###GRANT_DATE### (the “Grant Date”), between Ryman Hospitality Properties, Inc. (the “Company”) and ###PARTICIPANT_NAME### (“Grantee”).

1.           Award.

(a)         Shares.  Pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Plan”), upon acceptance by Grantee, Grantee will receive an award (the “Award”) of ###TOTAL_AWARDS### Restricted Stock Units, subject to the terms and conditions set forth in this Agreement and the Plan. A bookkeeping account will be maintained by the Company to keep track of the Restricted Stock Units and any dividend equivalent rights that may accrue as provided in Section 4.

(b)           Acceptance of Award. Grantee shall execute and deliver to the Company a copy of this Agreement to accept the Award, which may be by means of electronic signature or by means of the Company’s equity incentive management plan software portal.

(c)           Plan Incorporated.  Grantee acknowledges receipt of a copy of the Plan and agrees that this Award shall be subject to and governed by all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

(d)Forfeiture; Transferability. Grantee’s rights with respect to any unvested portion of the Award shall remain forfeitable at all times prior to the dates on which the Restricted Period (as defined below) of such portion of the Award shall expire or terminate in accordance with Section 2. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution or as otherwise permitted by the Plan.

2.Vesting of the Award.

(a)Vesting Schedule. Except as provided herein and subject to such other exceptions as may be determined by the Committee in its sole discretion (subject to Section 7.5 of the Plan), the “Restricted Period” with respect to each Restricted Stock Unit contained in the Award means the period beginning on the Grant Date and expiring with respect to each such Restricted Stock Unit as follows:

###VEST_SCHEDULE_TABLE###

(b)Effect of Termination of Employment. Except as otherwise determined by the Committee in its sole discretion at or after the grant of the Award hereunder (subject to Section 7.5 of the Plan), in the event that Grantee’s employment with the Company or its Subsidiaries or Affiliates is terminated (other than by reason of death, Disability or an approved retirement of such Grantee (as determined by the Committee in its sole discretion) prior to the expiration or termination of the Restricted Period applicable to any Restricted Stock Units (including dividend equivalent rights related thereto that have accrued pursuant to Section 4) granted hereby, Grantee shall forfeit such Restricted Stock Units as to which the Restricted Period has not expired, and all of Grantee’s rights with respect thereto shall cease.

(c)Effect of Termination Due to Death, Disability or Approved Retirement. If Grantee’s employment with the Company or its Subsidiaries or Affiliates is terminated because of death, Disability or an approved retirement of such Grantee (as determined by the Committee in its sole discretion), the Restricted Period shall automatically terminate as to all Restricted Stock Units (including all dividend equivalent rights related thereto that have accrued pursuant to Section 4) awarded hereunder (as to which such Restricted Period has not previously terminated) and the Shares shall thereafter be issued to Grantee (or to Grantee’s transferee pursuant to Section 1(d) as the case may be) in accordance with Section 3.

(d)Vesting on Change of Control. Notwithstanding anything contained herein to the contrary, upon the occurrence of a Change in Control (as defined in the Plan) the Restricted Period shall automatically terminate as to all Restricted Stock Units (including all dividend equivalent rights related thereto that have accrued pursuant to

Section 4) awarded hereunder (as to which such Restricted Period has not previously terminated) and the Shares shall thereafter be issued to Grantee (or to Grantee’s transferee pursuant to Section 1(d) as the case may be) in accordance with Section 3.

3.Payment of Vested Restricted Stock Units. Grantee shall be entitled to receive one Share for each Restricted Stock Unit with respect to which the Restricted Period expires pursuant to Section 2 or otherwise terminates. Subject to the provisions of the Plan and Section 8(a) hereof, such payment shall be made through the issuance to Grantee, as promptly as practicable thereafter (or to the executors or administrators of Grantee’s estate, as promptly as practicable after the Company’s receipt of notification of Grantee’s death, as the case may be), of a number of Shares equal to the number of such Restricted Stock Units with respect to which the Restricted Period shall have expired or terminated.

4.Dividend Equivalent Rights.

(a)Dividend Equivalent Rights; Committee Determination. Grantee shall receive dividend equivalent rights in respect of the Restricted Stock Units granted pursuant to this Agreement as of the record date for any dividends payable to stockholders on Shares; provided that unless otherwise determined by the Committee, dividend equivalent rights in respect of any dividend payable to stockholders in cash shall be granted in the form of cash accruals, and dividend equivalent rights in respect of any dividend payable to stockholders in the form of Shares or other property shall be granted in the form of additional Restricted Stock Units (such additional Restricted Stock Units, “Dividend Equivalent Units”). For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 4(a) with respect to a distribution in the event that the Committee provides for dividend equivalent rights or other adjustments pursuant to Section 6 with respect to such distribution.

(b)Dividend Equivalents Accrued in Cash. With respect to any dividend equivalent rights in respect of a dividend payable to stockholders in cash that are granted in the form of a cash accrual, at the time any dividend is paid to stockholders on Shares in the form of cash, each Restricted Stock Unit (and each previously granted Dividend Equivalent Unit) granted pursuant to this Agreement and outstanding on the applicable dividend record date will be credited with an amount of cash equal to the cash dividend payable per Share paid to a stockholder as of such time. With respect to any dividend equivalent rights in respect of a dividend payable to stockholders in the form of Shares or other property that are granted in the form of a cash accrual, at the time any dividend is paid to stockholders on Shares in the form of Shares or other property, each Restricted Stock Unit (and each previously accrued Dividend Equivalent Unit) granted pursuant to this Agreement and outstanding on the applicable dividend record date will be credited with an amount of cash equal to the Fair Market Value of the Shares, or of such other property, payable per Share to a stockholder as of such time.

(c)Dividend Equivalent Units. With respect to any dividend equivalent rights that are granted as Dividend Equivalent Units in respect of a dividend payable to stockholders in cash or property other than Shares, at the time any dividend is paid to stockholders on Shares in the form of cash or property other than Shares, the Restricted Stock Units (and previously accrued Dividend Equivalent Units) granted pursuant to this Agreement and outstanding on the applicable dividend record date will be credited with a number of Dividend Equivalent Units equal to the quotient of (A) the amount of cash (or the value of such other property) that is payable per Share held by a stockholder, multiplied by the number of such Restricted Stock Units and previously accrued Dividend Equivalent Units outstanding hereunder, divided by (B) the Fair Market Value of a Share, in each case, determined as of the dividend record date. With respect to any dividend equivalent rights in respect of a dividend that are granted as Dividend Equivalent Units in respect of a dividend payable in Shares, at the time any dividend is paid to stockholders on Shares in the form of Shares, each Restricted Stock Unit (and each previously accrued Dividend Equivalent Unit) granted pursuant to this Agreement and outstanding on the applicable dividend record date will be credited with a number of Dividend Equivalent Units equal to the number of Shares distributable per Share held by a stockholder as of such time. The number of Dividend Equivalent Units granted pursuant to this Section 4(c) in connection with any dividend shall be rounded down to the nearest whole Share (or such other convention may be applied as determined by the Committee in its sole discretion).

(d)Vesting and Payment. Cash dividend equivalent rights and Dividend Equivalent Units credited pursuant to this Section 4 shall vest and be settled or paid at the same time as, and only to the extent that, the Restricted Stock Units to which such dividend equivalent rights relate shall vest and settle. In the event any such Restricted Stock Units are forfeited by the Grantee, then any dividend equivalent rights associated with such forfeited Restricted Stock Units shall immediately thereupon be forfeited and Grantee shall have no further rights with respect thereto. Unless otherwise provided by the Committee, dividend equivalent rights granted with respect to Restricted Stock Units subject to this Agreement shall not accrue interest.

5.Rights as a Stockholder. Except as provided above, Grantee shall not have voting or any other rights as a stockholder of the Company with respect to Restricted Stock Units. Grantee will obtain full voting and other rights as a stockholder of the Company upon the settlement of Restricted Stock Units in Shares.

6.Adjustments. The Committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of unusual or nonrecurring events affecting the Company or any Subsidiary or Affiliate, or the financial statements of the Company or any Subsidiary or Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Upon the occurrence of any of the events described in Section 4.2 of the Plan, the Committee shall make the adjustments described in this Section 6. Any such adjustments shall be made in a manner provided in Section 4.2 of the Plan and in a manner that does not result in a discretionary increase in the amounts payable under the Award.

7.Amendment to Award. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of Grantee, holder or beneficiary affected.

8.Taxes; Section 409A.

(a)Tax Withholding. As a condition to the Company’s issuance of any Shares or any other consideration in settlement of this Award, Grantee shall pay to the Company the minimum amount necessary to satisfy any Withholding Tax Obligations (as defined below) applicable with respect to the grant, vesting or settlement of this Award or any portion thereof at such times as are required by law. The payment shall be in cash or at the election of Grantee by means of: (i) the delivery of Shares previously owned by Grantee, subject to applicable legal requirements, and held for the requisite period of time as may be required to avoid the Company incurring any adverse accounting charge; (ii) a reduction in the number of Shares otherwise deliverable upon vesting or other amounts otherwise payable to Grantee pursuant to this Agreement; or (iii) a combination of (i) and/or (ii). The value of any Shares delivered or withheld as payment in respect of the Withholding Tax Obligation shall be determined by reference to the Fair Market Value of such Shares as of the date of such withholding or delivery. For purposes hereof, the “Withholding Tax Obligation” means the minimum amount necessary to satisfy U.S. federal, state, local or non-U.S. withholding employment tax and similar requirements, if any, in connection with the vesting or settlement of all or a portion of the Award; provided, however, that, in the sole discretion of the Company, the Company may allow Grantee to have an additional amount or additional number of Shares withheld to satisfy an additional amount of withholding taxes up to the maximum individual statutory rate in the applicable jurisdiction, but only if such additional withholding, or the discretion to elect such additional withholding, does not result in adverse accounting treatment of this Award to the Company.

(b)Tax Treatment of Settlement. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the Restricted Stock Units (including any dividend equivalent rights) to be made to Grantee pursuant to this agreement is intended of quality as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations, and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, including where Grantee has elected to defer settlement of this Award, settlement of the Restricted Stock Units or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such Restricted Stock Units and any dividend equivalent rights in strict compliance with Section 409A of the Code, including but not limited to delaying, if required, the issuance of Shares contemplated hereunder. Each payment of Restricted Stock Units (and dividend equivalent rights related thereto that have accrued pursuant to Section 4) constitutes a “separate payment” for purposes of Section 409A of the Code.

9.No Right to Continued Employment. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right to continued employment by the Company or any of its Subsidiaries or Affiliates, nor shall this Agreement or the Plan interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate Grantee’s employment at any time for any reason whatsoever, whether or not with cause.

10.Plan Governs. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12.Notices. All notices required to be given under this Agreement shall be deemed to be received if delivered or mailed: (1) to Company, at One Gaylord Drive, Nashville TN 37214; and (2) to Grantee, at the address currently on file with the Company, or to such other address as either party may provide in writing from time to time.

13.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

14.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be binding upon Grantee’s heirs, executors, administrators and successors.

15.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on Grantee and the Company for all purposes.

16.Recoupment. The Award granted to Grantee pursuant to this Agreement, and any prior awards granted to Grantee under the Plan, including any amounts paid or property received in settlement or satisfaction thereof, shall be subject to forfeiture, repayment, reimbursement or other recoupment (i) to the extent that Grantee in the future becomes subject to any recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules and/or New York Stock Exchange listing standards with respect to recoupment adopted in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (such final rules and New York Stock Exchange listing standards, the “Dodd-Frank Clawback Requirements”) (such policy referenced in clause (i), as amended from time to time, the “Policy”), and (ii) to the extent provided under any applicable laws and/or listing standards which impose mandatory recoupment, under circumstances set forth in such applicable laws and listing standards, including pursuant to the Dodd-Frank Clawback Requirements and the Sarbanes-Oxley Act of 2002. The Company may utilize any method of recovery specified in the Policy in connection with any recoupment pursuant to the terms of the Policy.

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17.Acknowledgement of Code of Conduct and Insider Trading Policy(ies). By accepting this Award by means of execution and delivery of this Agreement, Grantee acknowledges that Grantee has been provided with the opportunity to review, and Grantee accepts the provisions of, the following policies of the Company: (i) Code of Conduct and Business Ethics, attached as Exhibit A hereto; (ii) Insider Trading Policy, attached as Exhibit B hereto; and (iii) if applicable to Grantee, Special Insider Trading Policy, attached as Exhibit C hereto.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

Ryman Hospitality Properties, Inc.

 /s/ Scott Lynn

Scott Lynn, EVP & General Counsel

DATE ACCEPTED BY GRANTEE: ###ACCEPTANCE_DATE###

[Exhibits to Award Agreement follow]

EXHIBIT A

REDACTED

EXHIBIT B

REDACTED

EXHIBIT C

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